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                         [COHO ENERGY, INC. LETTERHEAD]

                        COHO SEEKS BANKRUPTCY PROTECTION

Dallas, Texas -- August 23, 1999, Coho Energy, Inc. (COHO:OTC BB) announced that this morning in Federal Bankruptcy Court, Dallas, the Company filed a petition for Chapter 11 bankruptcy protection. The decision to seek protection was taken by Coho and certain subsidiaries because the Company now believes that the resolution of a restructuring cannot be completed without the protection and assistance of the bankruptcy court. Timing of the bankruptcy filing was imposed by several factors including the acceleration of the Company's $240 million indebtedness by its bank creditors on August 19th, the inability of the banks and the bondholders (the two large creditor groups) to reach a satisfactory agreement with each other, and the potential for one of the bondholder's being granted a summary judgement in its lawsuit against the Company for full payment of principal and past due interest. The lack of liquidity during the restructuring period has made the process of working through this problem more difficult. Coho is continuing to discuss a solution to its capital needs with the banks, the bondholders and other potential investors. The Company expects to file a plan of reorganization with the bankruptcy court in the near future.

Coho Energy Inc., is a Dallas based independent oil and gas producer focusing on exploitation of underdeveloped oil properties in Oklahoma and Mississippi.


Contact: Jeffrey Clarke, Chairman and CEO or Anne Marie O'Gorman, Sr. Vice President at 972/774-8300.